UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) : June 16, 2011
ECHOSTAR CORPORATION (Exact name of registrant as specified in its charter)
NEVADA (State or other jurisdiction of incorporation)	001-33807 (Commission File Number)	26-1232727 (IRS Employer Identification No.)
100 INVERNESS TERRACE E. ENGLEWOOD, COLORADO (Address of principal executive offices)	80112 (Zip Code)
(303) 706-4000 (Registrant's telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 16, 2011, Joseph P. Clayton resigned from the Board of Directors of EchoStar Corporation (“EchoStar”) effective June 20, 2011.  Mr. Clayton resigned, among other reasons, to allow him to devote more time to his new responsibilities as President, Chief Executive Officer, and a member of the Board of Directors of DISH Network Corporation.

Following the resignation of Mr. Clayton, also on June 16, 2011, EchoStar’s Board of Directors appointed Anthony M. Federico as an independent member of the Board of Directors effective June 20, 2011.  Mr. Federico was appointed to EchoStar’s Board of Directors following the recommendation of its Nominating Committee and will serve on the Audit, Nominating, and Executive Compensation Committees of the Board of Directors.

Mr. Federico currently serves as Vice President, Chief Engineer, and Graphic Communications Executive Liaison of Xerox Corporation (“Xerox”).  Mr. Federico joined Xerox in 1968, and has held various product and general management positions, as well as numerous engineering, solutions, information management, and process re-engineering positions.  Mr. Federico has led the internal development of most of Xerox’s major production products over the last 20 years, including DocuPrint, DocuTech, DocuTech HLC, Nuvera, and iGen3.  Mr. Federico’s other positions held with Xerox include: Vice President/General Manager Production Solutions Businesses, Vice President of Technology for Production Systems, Vice President/General Manager Technology and Document Production Solutions, and Vice President Market-To-Collection and North American Information Management.  Mr. Federico earned a Bachelor of Science degree in Mathematics and Electrical Engineering from the University of Rochester, and has done graduate studies in these areas and Computer Science at the Rochester Institute of Technology and General Management at Indiana University and Harvard University.  In addition, Mr. Federico holds 24 patents and was the 1991 recipient of the Xerox President’s Award and the Xerox Individual Excellence Award.

EchoStar’s Board of Directors concluded that Mr. Federico should serve as a member of the Board of Directors due, among other things, to his technical and managerial experience, acquired, in part, during his tenure with Xerox.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECHOSTAR CORPORATION
Date: June 21, 2011	By: /s/ R. Stanton Dodge
R. Stanton Dodge
Executive Vice President, General Counsel and Secretary